Exhibit 99.1

Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.ballyfitness.com Matt Messinger – Tel. (773) 864-6850
MWW GROUP Public Relations Carreen Winters – Tel. (201) 507-9500

For Immediate Release

BALLY TOTAL FITNESS ENTERS INTO AGREEMENT TO SELL CRUNCH
FITNESS UNIT TO ANGELO, GORDON & CO. AND MARC TASCHER FOR
$45 MILLION IN CASH

Sale of High-End Chain Advances Bally’s Strategic Plan to Divest
Non-Core Assets, Focus On Primary Business

Sale Includes Gorilla Sports Brand

CHICAGO, SEPTEMBER 19, 2005 – Bally Total Fitness (NYSE: BFT), the nation’s leader in health and fitness, announced today that it has entered into an agreement to sell its Crunch Fitness division for $45 million in cash to Marc Tascher, a leading entrepreneur and club industry veteran, in partnership with the private equity group of Angelo, Gordon & Co., an alternative asset investment management firm with approximately $9 billion in capital under management. The clubs being sold include all of Bally’s 21 Crunch locations, which are located in New York, Chicago, Los Angeles, Atlanta, Miami and San Francisco, as well as Bally’s 2 Gorilla Sports clubs in San Francisco and 2 of Bally’s Pinnacle Fitness clubs in San Francisco. The transaction is subject to customary closing conditions and is expected to close by the end of the fourth quarter of 2005.

The Crunch and Gorilla Sports sale is one of the key steps in management’s turnaround plan for Bally Total Fitness. The plan includes reduction of debt as well as divestiture of non-core assets in order to focus the Company’s resources on its primary business of providing total fitness products and services to middle market consumers on a national basis. Most of the net proceeds of the sale will be used to reduce the $175 million term loan component of Bally’s senior secured credit facility.

“Although Crunch is a prestigious brand with great potential, its high-end positioning is not consistent with our core strategy, which emphasizes strategic growth of the Bally brand and heavily focuses on the middle-market demographic,” said Paul Toback, Chairman and CEO of Bally Total Fitness. “When Bally acquired Crunch, our company was focused on acquisitions as the way to drive growth. While Bally added value, capital and new clubs to Crunch during our period of ownership, Crunch now needs a partner willing to commit growth capital to allow it to achieve its full potential. Our capital needs to be directed towards the Bally branded clubs and debt reduction.”

“We are excited about working with the strong Crunch team of dedicated employees to take the brand to the next level,” said Marc Tascher, who will become CEO of Crunch. “We intend to build upon the strong foundation that is already in place, including improved operational infrastructure, great people, dynamic programming, superior locations and a loyal membership base.”

Bally acquired 19 Crunch clubs in 2001 for approximately $20 million in cash and nearly 3 million shares of common stock. Bally acquired Gorilla Sports as part of its acquisition of Pinnacle Fitness in 1998.

About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers in the U.S., with approximately four million members and nearly 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: satisfaction of the required closing conditions for the sale of the Crunch Fitness business; the outcome of the SEC and Department of Justice investigations, the review and restatement of previously announced or filed financial results and the costs and expenses associated therewith; the audit of the restated financial statements, including any further delays; the identification of one or more other issues that require restatement of one or more prior period financial statements; the completion and audit of Bally’s 2004 financial statements and the completion of Bally’s financial statements for the first and second quarters of 2005, including the effect of this or any further delays; the communication by Bally’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation (including various shareholder litigations) and the outcome thereof and the costs and expenses associated therewith; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; other than as described above, Bally’s ability to remain in compliance with, or obtain waivers under, its loan agreements and indentures; ability to maintain existing or obtain new sources of financing, on acceptable terms or at all, to satisfy the Company’s cash needs and obligations; and other factors described in prior filings of the Company with the Securities and Exchange Commission.

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